EXHIBIT 10.1

REPRESENTATION AGREEMENT

This REPRESENTATION AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (defined below), by and between GBT Tokenize Corp., Inc. a Nevada corporation with an address at c/o GBT Technologies Inc. 2450 Colorado Ave. Suite 100ESanta Monica, CA 90404 , (“Seller”) and IDL Concepts, LLC, a California limited liability company, with an address at 276 State Street, Los Altos, CA 94022 (“Agent”), (individually “Party” and collectively, “Parties”). The Parties hereby agree as follows:

1.             Background

1.1           Seller owns certain provisional patent applications, patent applications, patents, and/or related foreign patents and applications.

1.2           Seller wishes to sell all right, title, and interest in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.3           Agent wishes to represent the Seller in a purchase transaction facilitated by the Agent transferring all of Seller’s right, title, and interest in the Assigned Patent Rights (defined below), free and clear of any restrictions, liens, claims, and encumbrances, and may include rights to technology and software developed by Seller.

2.             Definitions

“Assigned Patent Rights” means the Patents and the additional rights set forth in paragraph 4.2.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Patents” means, excluding the Abandoned Assets, all (a) Live Assets; (b) patents or patent applications (i) to which any of the Live Assets directly or indirectly claims priority, (ii) for which any of the Live Assets directly or indirectly forms a basis for priority, and/or (iii) that were commonly-owned applications that incorporate by reference, or are incorporated by reference into, the Live Assets; (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (d) foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Patent Purchaser” means the company that Agent negotiated with on behalf of the Seller, and Seller agreed to sell the Patents to.

“Transmitted Copy” has the meaning set forth in paragraph 8.13.

3.             Fees and Payments

3.1 Commission. Seller will pay Agent a commission of 20% of any proceeds of any closed transaction under this Agreement, including all cash, equity payments, and any other form of consideration. Upon a sale, or any monetization activity under this Agreement, funds will be designated to be deposited in a bank escrow account, which will be disbursed in accordance with this Section 3.1. Payment of commission is due within 15 days of closing such transaction payable by wire transfer into the following account:

Bank Name:
Account Name: IDL Concepts, LLC
Account Number:
ABA/Routing Number:

3.2           Revenue Generation. At Agent’s sole and exclusive discretion, Agent shall pursue activities involving any patents (if any) that issue from Patents, including, but not limited to, licensing the Patents and/or selling the Patents.

3.3           THE PARTIES ACKNOWLEDGE, UNDERSTAND AND AGREE THAT NO MINIMUM REVENUE HAS BEEN REPRESENTED OR PROMISED. SELLER UNDERSTANDS AND AGREES THAT ANY RECEIPT OR AMOUNT OF REVENUE IS ENTIRELY UNCERTAIN AND SPECULATIVE. SELLER FURTHER ACKNOWLEDGES THAT AGENT HAS MADE NO ASSURANCE OR PROMISE THAT ANY REVENUE WILL EVER BE DUE OR OWED, AND THAT AGENT HAS NO OBLIGATION, AND HAS MADE NO PROMISE OR REPRESENTATION, TO DELIVER ANY SALE OR LICENSING ACTIVITIES.

3.4           Exclusivity Period. This Representation Agreement shall be exclusive for a period of six (6) months commencing from the Effective Date (the “Exclusivity Period”). During the Exclusivity Period, the Seller agrees not to engage, contract, or utilize the services of any third-party broker or intermediary for the purposes that are the subject of this Representation Agreement. Thereafter, this Agreement will continue on a non-exclusive basis (the “Renewal Period”). Section 8.5 shall survive expiration of the Exclusivity Period, the Renewal Period or the termination of this Agreement. Nevertheless, the Seller can represent itself and negotiate with third parties as wishes. Seller discloses to Agent that it commenced negotiations with a third-party group based in Texas – Mallick Group, regarding EDA patents and potential sale or joint venture. As such if a deal will be structured with Mallick Group or any of their affiliate, Agent is not entitled to any fee.

3.5           Termination and Survival. After the Exclusivity Period, either Party will have the right to terminate this Agreement by written notice to Seller in the event that no sale contract has been presented to Seller. Upon termination, Agent will return or destroy all documents in Agent’s possession. The provisions of Section 8 will survive any termination.

4.             Transfer of Patents and Additional Rights, in the event of a Sale

4.1            Assignment of Patents. It is contemplated that in the event of a sale, Seller shall sell, assign, transfer, and convey to Patent Purchaser all right, title, and interest in and to the Assigned Patent Rights. Seller understands and acknowledges that, if any of the Patents are assigned to Seller’s affiliates or subsidiaries, Seller may be required prior to the Closing to perform certain actions to establish that Seller is the assignee and to record such assignments. On or before Closing, Seller will execute and deliver to Agent the Assignment of Patent Rights to be provided by the Patent Purchaser.

4.2           Assignment of Additional Rights. In the event of a sale, it is also contemplated that Seller also sells, assigns, transfers, and conveys to Patent Purchaser all right, title and interest in and to all

(a)         inventions, invention disclosures, and discoveries described in any of the Patents or Abandoned Assets that (i) are included in any claim in the Patents or Abandoned Assets, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Patents or Abandoned Assets, and/or (iii) could have been included as a claim in any of the Patents or Abandoned Assets;

(b)        rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries therein;

(c)        causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and – For removal of any doubt and even though not relevant to this agreement, Seller disclose to Agent that potentially Apple infringed some of its patents, and Seller consider its action if at all, which being carved out from this agreement.

(d)        rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing.

5.             Additional Obligations

5.1           Further Cooperation.

(a)           At the reasonable request of Agent, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying the benefit of the transactions contemplated hereby.

(b)            To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files and that is retained after Closing under Seller’s or Seller’s representatives’ normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Agent prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File. In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

(c)           Seller will also, at the reasonable request of Agent after Closing, assist Agent and in providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, enforcement or other actions and proceedings with respect to the claims under the Patents.

5.2           Payment of Fees. Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Closing. For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing. Seller hereby gives Agent power-of-attorney to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Patents in an governmental filing office in the world and (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to Closing and otherwise preserve the assets through Closing.

5.3           Foreign Assignments. To the extent the Patents include non-United States patents and patent applications, Seller will deliver to Agent executed documents in a form as may be required in the non-U.S jurisdiction in order to perfect the assignment to Patent Purchaser of the non-U.S. patents and patent applications.

6.             Representations and Warranties of Seller

Seller hereby represents and warrants to Agent as follows that, as of the Effective Date and as of the Closing:

6.1           Authority. Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Seller has the full power and authority and has obtained all third-party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder.

6.2           Title and Contest. Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings threatened, pending, or in progress relating in any way to the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.3           Existing Licenses and Obligations. There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions. No licenses under the Patents have been granted or retained by Seller, any prior owners, or inventors. After Closing, none of Seller, any prior owner, or any inventor retain any rights or interest in the Assigned Patent Rights.

6.4           Validity and Enforceability. None of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted solely from unpaid fees and/or annuities) has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable. If any of the Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a “small entity.”

6.5           Conduct. None of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting the Patents to a standard-setting organization.

6.6           Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets. Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets. Seller has not initiated any enforcement action with respect to any of the Patents or the Abandoned Assets.

6.7           Patent Office Proceedings. None of the Patents or the Abandoned Assets has been or is currently involved in any reexamination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or threatened.

6.8           Fees. All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.9           Abandoned Assets. According to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

7.            Representations and Warranties of Agent

Agent hereby represents and warrants to Seller as follows that, as of the Effective Date:

7.1           Agent is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2           Agent has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

8.             Miscellaneous

8.1           Limitation of Liability. EXCEPT IN THE EVENT OF BREACH OF ANY OF THE PRIMARY WARRANTIES BY SELLER OR SELLER’S INTENTIONAL MISREPRESENTATION, AGENT’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED ONE HUNDRED DOLLARS. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.2            Limitation on Consequential Damages. EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE)) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY, FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

8.3           Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4           Confidentiality of Terms. The Parties hereto will keep the terms and existence of this Agreement and the identities of the Parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other Party; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) by Agent, to potential purchasers or licensees of the Patents; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing Party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing Party will provide the other Party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

8.5           Non-Circumvent. Seller agrees not to directly or indirectly contact, deal with, transact, or otherwise be involved with any companies, corporations, partnerships, proprietorships, trust, individual investors, or other entities introduced or contacted by Agent under this Agreement without the specific written permission of the Agent. Further, Seller agrees not to directly or indirectly circumvent Agent in pursuing deals with entities contacted or introduced or meetings arranged by Agent or deny Agent any contingency fee payment under Section 3.1. Any deal consummated with an entity contacted or introduced by Agent under this Agreement will be subject to Section 3.1, and the commission will be owed thereupon.

8.6           Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Nevada, without reference to its choice of law principles to the contrary. Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in California. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement.

8.7           Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Agent and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Agent	If to Seller
IDL Concepts, LLC 276 State Street Los Altos, CA 94022 Attn: Managing Director	GBT Tokenize Corp. 2450 Colorado Ave. Suite 100E, Santa Monica, CA 90404 Attn: Michael Murray

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either Party may from time to time change its address for notices under this Agreement by giving the other Party written notice of such change in accordance with this paragraph.

8.8           Relationship of Parties. Neither Party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.9            Equitable Relief. Seller acknowledges and agrees that damages alone would be insufficient to compensate Agent for a breach by Seller of this Agreement and that irreparable harm would result from a breach of this Agreement. Seller hereby consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.10         Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.11         Waiver. Failure by either Party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.12         Miscellaneous. This Agreement, including its exhibits, if any, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in a writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. Exhibit A (entitled “Assigned Patent Rights “).

8.13          Counterparts; Electronic Signature; Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each Party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy” means a copy bearing a signature of a Party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:	AGENT:
GBT TOKENIZE CORP.	IDL CONCEPTS, LLC
By: /s/Michael D. Murray	By: /s/Hannah Tran
Name: Michael D. Murray	Name: Hannah Tran
Title: Chief Executive Officer	Title: Business Development

We give our consent to this agreement:

GBT TECHNOLOGIES, INC.
By: /s/Mansour Khatib
Name: Mansour Khatib
Title: Chief Executive Officer

Effective Date: August 17, 2023

EXHIBIT A

Assigned Patent Rights

Patent or Application No.	Country	Filing Date	Title of Patent and First Named Inventor
US Patent 11,586,799	US	8/3/2022	Systems and methods of eliminating connectivity mismatches in a mask layout block, Danny Rittman
US App 17/953,378 (allowed)	US	9/27/2022	Systems and methods of automatic generation of integrated circuit IP blocks, Danny Rittman
US App 17/391,292 (allowed)	US	8/2/2021	Systems and methods for identification and elimination of geometrical design rule violations of a mask layout block, Danny Rittman
US App 17/315,747 (allowed)	US	5/10/2021	Systems and methods for eliminating electromigration and self-heat violations in a mask layout block, Danny Rittman
US App 18/110,644	US	2/16/2023	Systems and methods of eliminating connectivity mismatches in a mask layout block, Danny Rittman
US Prov 63/248,550	US	9/27/2021	System and method for automatic correction of electrical connectivity mismatches of a mask layout block, maintaining the process design rules (DRC Clean), connectivity (LVS Clean) correctness, obeying Reliability Verification (RV) and DFM (Design for manufacturability) constraints, Danny Rittman
US Prov 63/249,150	US	9/28/2021	System and method for Automatic Generation of Integrated Circuits IP (Intellectual property) Layout Blocks, Danny Rittman
US Prov 63/197,635	US	6/7/2021	System and method for automatic correction of geometrical design rule violations in integrated circuit mask layout data, maintaining its electrical connectivity (LVS), reliability (RV) and design for manufacturing (DFM) structural correctness, Danny Rittman